Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of this 24th day of May, 2005, and is between Sunterra Corporation, a Maryland corporation (the “Company”), and David Lucas (the “Executive”).

RECITALS:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company; and

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

For all purposes of this Agreement, the following terms shall have the meanings specified in this Section 1 unless the context clearly requires otherwise.

a. “Agreement” means this agreement by and between the Company and David Lucas dated as of the Effective Date.

b. Effective “Base Salary” means the base salary payable to the Executive, as determined pursuant to Section 3.

c. “Beneficiary” means the person or persons designated by the Executive to receive payments hereunder due upon the Executive’s death or, in the absence of such a designation, the Executive’s estate.

d. “Board of Directors” means the Board of Directors of the Company.

e. “Bonus” means the bonus payable to the Executive, as determined pursuant to Section 3.

f. “Cause” means: (i) any breach of this Agreement by the Executive (or willful or intentional act of the Executive) that injures the reputation or business of the Company or its affiliates in any material respect; (ii) any continued or repeated absence from the Company other than in connection with activities performed by the Executive that are consistent with the terms and conditions of the Agreement, unless such absence is (A) approved or excused by the CEO, or (B) is the result of the Executive’s illness, Disability (in which event the provisions of Section 6(b) hereof shall control) or incapacity; (iii) the Executive’s conviction of a felony or pleading of no contest to a felony; or (iv) the commission by the Executive of an act of fraud or embezzlement against the Company (v) the Executive’s failure to substantially perform the Executive’s duties hereunder, other than a failure resulting from a Disability; (vi) Executive’s being absent from work more than thirty (30) days in any six (6) month period other than as a result of a Disability; or (vii) the engaging by the Executive in any act inconsistent with the best interests of, or competitive with, the Company.

g. “Change in Control” shall mean the following events or circumstances that occur after the Commencement Date: (i) the consummation of any sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities; or (ii) any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the

Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; or (iii) the consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution.

h. “Commencement Date” means June     TBD, 2005.

i. “Disability” means a physical or mental incapacity of the Executive as a result of which Executive is entitled to benefits under the Company’s long-term disability plan.

j. Employer” means the Company.

k. “Employment Term” means as defined in Section 2A.

l. “Executive” means David Lucas.

m. “Good Reason” when used with reference to a termination by Executive of his employment with the Company means any of the following, provided, however, that Good Reason shall not exist upon a termination of employment described in Section 6(b), (c) or (e):

i. any material Reduction in Duties, except (x) if Cause for such action exists, whether or not the Company has sought to terminate Executive’s employment by the Company, or (y) on account of Disability pursuant to the requirements of this Agreement;

ii. if during the one year period following a Change in Control (as defined below) the Executive is not retained by the Company as its CMO or in a similar capacity;

iii. if during the one year period following a Change in Control (as defined below), a change in Executive’s principal work location to a location more than fifty (50) miles from its current location (other than required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations as contemplated hereunder);

iv. a material reduction in the Base Salary payable to Executive, except, in each case, (x) if Cause for such action exists, whether or not the Company has sought to terminate Executive’s employment by the Company, or (y) on account of Disability pursuant to the requirement of this Agreement or (z) at the election of Executive; or

v. the failure by the Company to pay Executive any portion of Executive’s current compensation, or any portion of Executive’s compensation deferred under any plan, agreement or arrangement of or with the Company, within thirty (30) days after the date such compensation is due, except if such payment is not made as a result of the insolvency or bankruptcy of the Company as provided in Section 18 hereof.

n. “Reduction in Duties” of the Chief Marketing Officer means, with respect to any of the following events or circumstances implemented or requested by the CEO or Board of Directors (but not as a result of unilateral acts by Executive): (i) any material reduction, whether in practice and/or effect in Executive’s duties as Chief Marketing Officer; (ii) any material reduction, whether in practice and /or effect, in Executive’s title as Chief Marketing Officer; (iii) any material reduction, whether in practice and/or effect, in Executive’s reporting relationship to a lower level of management within the Company.

o. “Severance Benefit” means as defined in Section 6(h)(1).

2. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as the Chief Marketing Officer of the Company and in such capacity shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties as are typically performed by an executive of a corporation of similar size and type as the Company in such capacity, including, but not limited to, the duties described on the job specification attached hereto as Exhibit A, together with such additional duties, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. The principal location of the Executive’s employment shall be at the Company’s principal office located in Las Vegas, Nevada. The Executive understands and agrees that he will be required to travel for business reasons.

2A. Commencement Date; Employment Term. The Executive’s employment hereunder shall commence on June 27, 2005 (the “Commencement Date”) and the term of the Executive’s employment (the “Employment Term”) shall continue until terminated pursuant to Section 6.

3. Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of $350,000 per annum, with increases as may be approved in writing from time to time by the CEO. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

(b) Annual Bonus. The Executive shall be eligible to participate in the Company’s discretionary annual cash bonus plan (the “Annual Bonus Plan”). The Executive shall be eligible to receive a bonus under the Annual Bonus Plan (the “Bonus”) in an amount up to 100% of this base salary per year for each calendar year during the Employment Term, subject to the satisfaction of performance goals to be established by the Company, in consultation with the Executive; provided that, with respect to the period beginning on the Commencement Date and ending on September 30, 2005, the Executive shall be eligible to receive a pro-rata Bonus in an amount up to [$87,500].

Said pro-rata Bonus (plus an additional $50,000) shall be guaranteed. The Executive shall not be eligible to receive a Bonus unless the Executive is employed by the Company on the date the Bonus is paid by the Company.

(c) Equity. The Company shall grant to the Executive, in conjunction with its awards to Sunterra management for fiscal year 2005, [at least 20,000]* restricted shares of the common stock of the Company, par value $0.01 per share (the “Restricted Stock”) pursuant to the Sunterra Corporation 2005 Incentive Plan (the “Incentive Plan”). The Restricted Stock shall be subject to four-year vesting under which the Executive will receive 25% of the Restricted Stock on the date of grant and a further 25% each year on and after each of the first, second and third anniversaries of the date of grant. The Restricted Stock shall have such other terms and conditions as are set forth in the 2005 Incentive Plan and the Executive’s Restricted Stock Agreement, which shall not be inconsistent with the terms described in this Section 3(c). The Executive shall be eligible to receive further grants of Restricted Stock pursuant to the Incentive Plan during the course of his employment.

(d) Benefits. The Executive shall be entitled to participate in the health, insurance, retirement and other benefits provided to senior executives of the Company on terms no less favorable than those available to such other senior executives. The Executive shall be entitled to all other benefits as are generally provided to senior executives of the Company, in accordance with the Company’s policies in effect from time to time, including 4 weeks of paid vacation per year (to be prorated in the first year).

(e) Relocation and Temporary Housing Expenses. In connection with the performance of the Executive’s services hereunder:

i. The Company shall reimburse the Executive for the reasonable temporary housing costs and travel costs incurred by the Executive during a

*	Board is still finalizing this plan

mutually agreed upon period following the Commencement Date until the Executive permanently relocates to a location near the Company’s principal office in Las Vegas, Nevada.

ii. Subject to the submission of properly documented receipts and the terms of the Company’s relocation program, the Company shall reimburse (or, at the Company’s option, may directly pay) the Executive for the reasonable costs incurred by the Executive in connection with his relocation from the Philadelphia, Pennsylvania area to the greater Las Vegas, Nevada area to include interim living expenses, (3) house hunting trips for any dependents, costs associated with moving household goods to include backing and unpacking, relocation of automobile and storage for up to six (6) months. The foregoing notwithstanding there will be no reimbursement for closing costs (including brokerage fees, taxes, title insurance, points etc.) associated with buying a new residence or selling the existing residence.

iii. In addition, the Company will pay to Executive such additional sums as shall be necessary so that Executive receives, on an after- tax basis, the economic equivalent of such reimbursement.

iv. Notwithstanding the foregoing, in the event the Executive terminates his employment with the Company pursuant to Section 6(e) herein prior to the first anniversary of the Commencement Date, the Executive agrees to pay to the Company in a single lump sum upon demand by the Company, the amount paid to the Executive pursuant to this Section 3(e), multiplied by the ratio of (A) the number of days during the period beginning on the Termination Date (as defined in Section 6(h) and ending on the one year anniversary of the Commencement Date, and (B) 365.

4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the CEO, or such other person as may be designated by the CEO, in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations, and (ii) engage in personal investing activities, provided that activities set forth in these clauses (i) and (ii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

5. Reimbursement for Expenses. Except with respect to relocation and temporary housing expenses incurred by the Executive, which shall be reimbursed by the Company pursuant to Section 3(e) herein, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, lodging, entertainment, maintaining professional licenses and certifications and attendance at association meetings and conferences in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the expense reimbursement policy of the Company, as in effect from time to time.

6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and, upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(h) below.

(b) Disability. The Company may terminate Executive’s employment if, at any time during the Term of this Agreement, Executive shall become disabled so that he is unable to perform his regular duties of employment, with reasonable accommodation, for a period of ninety (90) days in the aggregate during any 180-day period. The determination of Executive’s disability for purposes of this Section shall be made by a qualified physician acceptable to both parties. In the event that the Company and Executive are unable to agree upon a qualified physician, each party shall select a qualified physician, and in the event those two physicians are unable to agree upon a determination as to Executive’s disability, a third neutral physician (“Neutral Physician”) acceptable to the parties shall be selected. The determination of disability by the Neutral Physician shall be final and binding for purposes of this Agreement. In the event this Agreement is terminated pursuant to this Section, Executive shall be entitled to the Disability Severance Pay provided in this Section 6(b). Such payment shall not disqualify Executive from receiving any other payments, if any, under the Company’s Short-Term Disability Plan, Long-Term Disability Plan(s) or any other disability plan or program, regardless of whether said plan or program is provided by the Company. However, such Disability Severance Pay shall be offset on a dollar-for-dollar basis by any payments made to Executive under the Company’s Long-Term Disability Plan(s) or any other disability plan or program provided or arranged by the Company or, in the event that Executive does not elect to enroll in such plans, what would have been paid to Executive had he elected to enroll, during the six (6) month continuation period referred to in the final sentence of this Section 6(b). In respect of such termination, the Company shall pay to the Executive the Executive’s accrued Base Salary through the date of termination, any Bonus earned but not paid for the year preceding such termination and a pro rata portion of any Bonus for the year in which such termination occurs. In addition, as the “Disability Severance Pay”, in this instance, the Company shall continue to pay to the Executive 100% of salary for a period of six (6) months, commencing on the 181st day following the first day included in the period described in the first sentence of this Section 6(b).

(c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause, the Company must state the reasons, in writing, and it shall be effective upon written notice to the Executive from the Company; provided, however, that with respect to the first occurrence of any type of conduct or failure as to which any such notice is given (but only with respect to a notice referencing an event or omission within the meaning or intent of clause (v) of the definition of “Cause”) Executive will have thirty (30) days from the date of such notice to cure the reasons cited in any such notice.

(d) Without Cause. The Company may terminate the Executive’s employment during the Employment Term without Cause at any time by giving written notice to the Executive. A termination of the Executive’s employment without Cause shall mean a termination initiated by the Company for any reason other than Cause or on account of death or Disability (a “Without Cause” termination). A termination Without Cause shall be effective immediately upon notice given by the Company to the Executive, or such later date as may be mutually agreed between the Executive and the Company.

(e) Resignation. Unless otherwise provided in Section 6(f) below in the case of termination of employment for Good Reason, the Executive shall have the right to terminate his employment at any time by giving at least 60 days advance written notice of his resignation to the Company. Except as provided in Section 6(g) below, a termination by the Executive shall be effective upon the expiration of the 60 day notice period.

(f) Good Reason. The Executive shall have the right to terminate his employment for Good Reason provided, further, that the Executive must provide written notice of termination of employment for Good Reason within 30 days following the Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason hereunder. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within 30 days after receipt or written notice thereof given by the Executive.

(g) Payment in Lieu. The Company may, in its sole discretion, at any time after notice of termination without Good Reason has been given to the Company by the Executive, terminate this Agreement, provided that, in addition to any amount payable to the Executive under Section 6(h) herein, the Company shall pay to the Executive (without duplication) his then current Salary and continue benefits provided pursuant to Section 3(d) herein, for the duration of the unexpired notice period.

(h) Termination Payments.

(1) Termination Without Cause or for Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company Without Cause or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the sum of the following amounts: (A) all amounts fully earned and payable pursuant to the terms of this Agreement, but unpaid hereunder through the date on which the Executive’s employment with the Company is terminated (the “Termination Date”), if any, in respect of Salary, Bonus and un-reimbursed expenses (less any applicable withholding or similar taxes) (the “Accrued Obligations”), and (B) continuation of the Executive’s Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the Termination Date, in accordance with the Company’s prevailing payroll practices, for a period of twelve months following the Termination Date (the “Severance Benefit”); provided, that, in the event such termination occurs during the period beginning on the Commencement Date and ending on the first anniversary of the Commencement Date, the Executive shall receive as a Severance Benefit, continuation of his Salary (less any applicable withholding or similar taxes) at the rate in effect on the Termination Date, in accordance with the Company’s prevailing payroll practices, for a period of six months following the Termination Date. Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Company or its affiliates to the contrary, the parties hereto understand and agree that if the Company pays the Executive the Severance Benefit, the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Company or its affiliates.

The payment of the Severance Benefit is subject to the execution by the Executive of a release substantially in the form attached hereto as Exhibit B.

(2) Termination due to Death. In the event that during the Employment Term the Executive’s employment is terminated by the Company due to the Executive’s death, the Company shall pay to the Executive, or the Executive’s estate, the Accrued Obligations.

(3) Termination for Cause or without Good Reason. In the event that during the Employment Term the Executive’s employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the Accrued Obligations.

(i) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6 (h) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions hereof.

7.	Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by his current employment with the Company, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the Commencement Date and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor, lender, advisor, consultant or otherwise, in any business activity if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company at any time during the Employment Term.

(b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising materials, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

(c) No Interference. In consideration of the compensation (and other benefits) provided and to be provided to the Executive as set forth hereunder, the Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly: (i) solicit, induce or otherwise have business contact with, any person or entity who has, within the most recent one year period, been a service provider of or to the Company, and with whom the Executive had any business relationship or about whom the Executive acquired any significant knowledge during the Employment Term, if such contact could directly adversely affect the business of the Company, or (ii) solicit, hire, induce, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company with any person who, to the knowledge of the Executive, is or was within the then most recent twelve month period, employed by or otherwise engaged to perform services for the Company.

(d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable materials, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

(e) Definition of Company for Purposes of Covenants. For purposes of the covenants provided in this Section 7, and not withstanding any other provision of this Agreement to the contrary, “Company” shall be defined to mean Sunterra Corporation, and each of its subsidiaries and affiliates, including Poipu Resort Partners, L.P., a Hawaii limited partnership.

8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

10. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a) This Agreement, upon execution and delivery by the Executive, will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive.

(c) Executive is in good physical and mental health and is not presently under Disability, nor is Executive aware of any fact or circumstance that render likely his becoming subject to Disability.

(d) The representations and warranties of the Executive contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

11. Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs, the Executive’s guardian in the event of the Executive’s disability, and the personal representatives of the Executive’s estate. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. In the event of assignment, the assignee shall expressly assume all obligations of the Company hereunder. Except as otherwise provided herein, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Company’s CEO. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

13. Severability; Governing Law; Jurisdiction; No Jury Trial. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

The parties hereby (i) submit to the exclusive jurisdiction of the courts of the State of Nevada (and the U.S. federal courts in the District of Nevada), (ii) consent that any such action or proceeding may be brought in any such venue, (iii) waive any objection that any such action or proceeding, if brought in any such venue, was brought in any inconvenient forum and agree not to claim the same, (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions, (v) consent to service of process at the address set forth in Section 14 herein, and (vi) to the extent applicable, waive their respective rights to a jury trial of any claim or cause of action based on or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.

14. Notices.

All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid.

If to the Executive at 916 Grandview Drive, Exton, PA 19341, or at such other address as the Executive may have furnished the Company in writing

If to the Company, at 3865 West Cheyenne Avenue, North Las Vegas, NV 89032, marked for the attention of the CEO, or at such other address as it may have furnished in writing to the Executive, with a copy to the General Counsel of the Company.

Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

17. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNTERRA CORPORATION

By:	/S/ Nicholas Benson
Name:	Nicholas Benson
Title:	President and Chief Executive Officer

EXECUTIVE

By:	/S/ David Lucas
David Lucas

Exhibit A

Job Specification

Key Relationships

Reports to:	Chief Executive Officer

Direct reports:	Senior Vice President, Sales and Marketing, Sunterra USA

Other key relationships:	Chief Financial Officer Chief Information Officer General Counsel Senior Vice President, Member Services Vice President, Human Resources Managing Director, Sunterra Europe Board Members

Major Responsibilities

•	Assume control of the company’s sales and marketing organization excluding Europe. Review its current structure and business model, assess existing talent and shape it for future growth.

•	Develop the company’s short and long-term marketing plans in line with the corporate strategic plans and goals, designed to grow shareholder value and move the company on an accelerated growth path.

•	Has budget authority over corporate marketing spending/investments.

•	Drive M&A activity by identifying opportunities for incremental growth within the North American market and delivering transactions which will provide earnings growth consistent with the strategic plan.

•	Be responsible for continued product development, aligning this with innovative and successful marketing programs, recognizing the need for the product to have an appeal beyond today’s markets. This encompasses responsibility for nurturing the relationship between the company and its members and capturing increasing member spend.

•	Review the company’s plans for growth outside North America and Europe and prepare a detailed plan for delivering that growth. With the approval of the Chief Executive Officer and Board, work with the existing European and other non-U.S. teams to execute that plan over the coming years.

•	Work closely with the Regional Vice Presidents to understand specific marketing needs; prioritize needs and allocate marketing resources as appropriate.

•	Provide strong, proactive leadership to maintain a positive business climate and motivate employees, and function as an effective advocate for change and growth.

•	Strengthen and maintain a can-do, goal-oriented, entrepreneurial environment that stresses employee performance, teamwork, management credibility and success.

Exhibit B

Form of Release

Section 1. Release. As a material inducement to Sunterra Corporation (the “Company”) to providing the Severance Benefit as provided for and defined in the Employment Agreement (the “Agreement”) dated May 24, 2005 between the Company and David Lucas (the “Executive”), and in consideration of its agreements and obligations under the Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive hereby irrevocably, unconditionally and generally releases the Company and its respective parents, affiliates, shareholders, officers, directors, Executives and attorneys, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasees”), from, and hereby waives and/or settles, any and all actions, causes of action, suits, debts, sums of money, agreements, promises, damages or any liability, claims or demands, know or unknown and of any nature whatsoever and that the Executive ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this release (collectively, the “Executive Claims”) arising directly or indirectly under, out of or pursuant to his employment with the Company, the performance of services for the Company or any Releasee or the termination of such employment or services and, specifically, without limitation, any rights and/or Executive Claims (a) arising under or pursuant to any contract, express or implied, written or oral, relating to the Executive’s employment or termination thereof or the employment relationship, including, without limitation, the Agreement; (b) for wrongful dismissal or termination of employment; (c) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or that specifically prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, and applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; and (d) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ expenses, costs, wages, injunctive or equitable relief. This paragraph shall not apply to any rights or claims that the Executive may have: (x) for tax-qualified retirement benefits, including any applicable 401(k) plan; (y) for disability, life insurance, health and other Executive benefits in accordance with the terms of the applicable Executive benefit plans; and (z) that the release and waiver of claims under ADEA was not knowing or voluntary.

Section 2. Representation by Counsel/Revocation.

By executing this Release, the Executive acknowledges that: (i) he has been advised by the Company to consult with an attorney before executing this Release and has consulted and been represented by counsel in connection therewith; (ii) he has been provided with at least a twenty one (21) day period to review and consider whether to sign this Release and that by executing and delivering this Release to the Company, he is waiving any remaining portion of such twenty one (21) day period; and (iii) he has been advised that he has seven (7) days following execution of the Release to revoke this Release (“Revocation Period”).

This Release will not be effective or enforceable until the Revocation Period has expired. Such revocation shall only be effective if an originally executed written notice thereof is delivered to the Company on or before 5:00 p.m. on the last day of the Revocation Period. If so revoked, it shall be deemed to be void ab initio and of no further force and effect.

Defined terms not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

Dated: May 24, 2005

/s/ David Lucas
David Lucas